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Exhibit 99

FOR RELEASE July 18, 2002
For more information contact:
Patrick Fahey, President and Chief Executive Officer—(206) 340-4727
Bette Floray, Chief Financial Officer—(206) 224-8711
Joe Sexton, Corporate Relations—(360) 679-4181

PACIFIC NORTHWEST BANCORP ANNOUNCES
RECORD EARNINGS FOR THE SECOND CONSECUTIVE QUARTER

        Seattle, WA—July 18, 2002—Pacific Northwest Bancorp (Nasdaq: PNWB) today announced quarterly earnings of $7.9 million or $0.50 per diluted share for the second quarter of 2002, exceeding consensus analysts' expectations of $0.49 per diluted share. This was a 62 percent increase compared to $4.9 million or $0.31 per diluted share for the same quarter last year. Net income was $15.5 million or $0.98 per diluted share for the six months ended June 30, 2002, a 72 percent increase compared to $9.0 million or $0.57 per diluted share for the same period last year.

  Highlights and accomplishments during the second quarter of 2002 included:

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  Record quarterly earnings of $0.50 per diluted share.

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  Eighth consecutive quarter of increased earnings.

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  Exceeded analysts' consensus earnings of $0.49 per diluted share.

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  Deposit growth of 8.3 percent since March 31, 2002, and 14.8 percent since December 31, 2001.

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  Commercial loan growth consistent with management's expectations and increased to 63.5 percent of the loan portfolio at June 30, 2002 (compared to 60.9 percent at March 31, 2002 and 58.4 percent at December 31, 2001).

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  Non-performing assets were $20.8 million, a decrease of $2.0 million from last quarter and a decrease of $6.2 million from a year ago.

  •
  Efficiency ratio showed continued improvement to 57.8 percent for the quarter ended June 30, 2002, a decrease from 69.0 percent a year ago.

        "We are pleased to report record quarterly earnings for the second consecutive quarter," said Patrick M. Fahey, President and Chief Executive Officer. "With the great efforts of our employee team, we have continued to improve our business in many aspects despite the slow recovery of the Pacific Northwest regional economy. Our commercial loan portfolio has grown at a rate in line with our expectations. More importantly, the trends within the loan portfolio have improved as a result of on-going focus in this area. I look forward to continued growth of our business and to the ability to better serve our customers while creating long-term value for our shareholders." Fahey added.

        Management discussion and analysis included in this press release are presented for the consolidated financial statements of Pacific Northwest Bancorp and subsidiaries, which are collectively referred to as PNWB.

RESULTS OF OPERATIONS

        Return on average shareholders' equity was 15.78 percent for the quarter ended June 30, 2002, compared to 15.06 percent for the quarter ended March 31, 2002 and 10.45 percent for the quarter ended June 30, 2001. For the six months ended June 30, 2002, return on average shareholders' equity was 15.40 percent, compared to 9.79 percent for the same period in 2001. Return on average assets was 1.12 percent for the quarter ended June 30, 2002, compared to 1.11 percent for the quarter ended March 31, 2002 and 0.69 percent for the quarter ended June 30, 2001. For six months ended June 30, 2002, return on average assets was 1.11 percent, compared to 0.63 percent for the same period in 2001.

        Net interest income was $27.0 million for the quarter ended June 30, 2002, compared to $27.3 million for the quarter ended March 31, 2002 and $24.5 million for the quarter ended June 30, 2001. The slight decrease in net interest income from last quarter was primarily due to increased interest expense resulting from the implementation of the Bank Owned Life Insurance (BOLI) initiative. Net interest income increased from the second quarter of 2001 primarily due to lower funding costs and a change in the mix in loans and deposits.

        PNWB's net interest margin was 4.12 percent for the quarter ended June 30, 2002, compared to 4.26 percent for the quarter ended March 31, 2002 and 3.68 percent for the quarter ended June 30, 2001. The decrease in net interest margin compared to last quarter was consistent with management's expectations and resulted primarily from the implementation of our financial strategy to purchase $50.0 million of BOLI and, to a lesser extent, from lower loan yields. The funding of BOLI increased interest-bearing liabilities and interest expense, while the income from BOLI contracts, representing a tax-exempt increase in cash surrender values of these contracts, is classified within "non-interest income". Net interest margin increased from the second quarter of 2001 primarily due to the balance sheet restructuring efforts that resulted in a more favorable loan and deposit mix and lower interest rates. Net interest margin for the six months ended June 30, 2002 was 4.19 percent, compared to 3.48 percent for the same period in 2001. This increase was primarily due to the restructuring of the balance sheet and a lower cost of funds that resulted from reductions in market interest rates during 2001.

        The provision for losses on loans was $1.7 million for the quarter ended June 30, 2002, which was at the same level as the quarter ended March 31, 2002, and higher than the $1.4 million for the quarter ended June 30, 2001. The higher level of the provision for the last two quarters compared to the second quarter of 2001 was due to management's evaluation about the current Pacific Northwest regional economy and its resulting impact on the loan portfolio. The higher level of the provision is also reflective of the change in the loan mix as a result of management's balance sheet restructuring initiatives. Management continues to assess the level of the provision for loan losses based on the known and inherent risk characteristics in the loan portfolio. These risk characteristics include changes in the size and composition of the loan portfolio, delinquency levels, actual loan loss experience, detailed analysis of individual loans for which full collectibility may not be assured, and current economic conditions in PNWB's market area.

        Non-interest income was $5.4 million for the quarter ended June 30, 2002, compared to $4.6 million for the quarter ended March 31, 2002 and $5.1 million for the quarter ended June 30, 2001. The increase from last quarter was primarily due to $499,000 of BOLI income from the BOLI initiative implemented during the quarter and increased service fees and investment and insurance product fees. The increased service fees primarily derived from higher fees received on deposit accounts were partially offset by lower loan service fees. The increase from the second quarter 2001 was primarily due to increases in service fees, BOLI income and mortgage banking revenue. This increase was partially offset by a decrease in gains from sale of securities. Non-interest income was $9.9 million and $10.8 million for the six-month period ended June 30, 2002 and 2001, respectively. This decrease resulted primarily from the lower gains on sale of securities.

        PNWB's mortgage banking revenue was $707,000 for the second quarter 2002, which was at a level similar to last quarter ($748,000) and an increase from $518,000 reported for the second quarter 2001. To date, mortgage banking revenue in 2002 has benefited from higher single-family mortgage loan volume due to our focus on improving mortgage banking activities as well as lower interest rates creating additional volume from refinancing activities. However, management expects that single-family mortgage loan production will slow down during the second half of 2002 and therefore the mortgage banking revenue will not likely remain at the same level compared to the first half of 2002.

        Non-interest expense was $18.7 million for the quarter ended June 30, 2002, as compared to $18.6 million for the quarter ended March 31, 2002 and $20.4 million for the quarter ended June 30, 2001. Non-interest expense for the quarter ended June 30, 2001 included conversion and severance expenses of $634,000 and goodwill amortization expense of $280,000. For the six months ended June 30, 2002 and 2001, non-interest expense was $37.3 million and $39.7 million (including $1.5 million conversion and severance expenses and $560,000 goodwill amortization expense), respectively. The efficiency ratio for the second quarter 2002 improved to 57.77 percent, a decrease from 58.23 percent for the previous quarter and 68.98 percent for the same quarter a year ago.

        General and administrative (G&A) expenses were $4.3 million for the quarters ended June 30, 2002 and March 31, 2002, compared to $5.5 million for the quarter ended June 30, 2001. Data processing expense was $1.4 million for both the first and second quarters of 2002, down from $1.5 million for the second quarter of 2001. Apart from the elimination of goodwill amortization expense as a result of the adoption of SFAS No. 142 "Accounting For Goodwill and Other Intangible Assets", the decrease in G&A and data processing expenses from 2001 was primarily the result of operational efficiencies and cost reduction initiatives implemented by management during the past year.

        The effective tax rate was 34.0 percent for the quarter ended June 30, 2002, compared to 35.0 percent for the quarter ended March 31, 2002, and 37.4 percent for the quarter ended June 30, 2001. The effective tax rate for this quarter decreased from last quarter and second quarter 2001 primarily due to the tax-exempt BOLI income. The effective tax rate decreased from second quarter 2001 due to the elimination of non-tax deductible goodwill amortization expense arising from the adoption of SFAS No. 142 "Accounting For Goodwill and Other Intangible Assets" as well as the tax-exempt BOLI income.

FINANCIAL CONDITION

        PNWB's consolidated assets were $2.86 billion as of June 30, 2002, compared to $2.74 billion as of March 31, 2002, $2.74 billion as of December 31, 2001, and $2.84 billion as of June 30, 2001.

        Total securities available for sale were $771.9 million as of June 30, 2002, compared to $733.0 million as of March 31, 2002, $757.0 million as of December 31, 2001 and $833.6 million as of June 30, 2001. The increase from March 31, 2002 was primarily due to investment of the additional funds from deposit growth.

        Net loans receivable were $1.82 billion as of June 30, 2002, compared to $1.80 billion as of March 31, 2002, $1.79 billion as of December 31, 2001 and $1.78 billion as of June 30, 2001. Total commercial loans increased to $1.17 billion or 63.5 percent of the loan portfolio as of June 30, 2002, compared to $1.12 billion or 60.9 percent as of March 31, 2002, $1.06 billion or 58.4 percent as of December 31, 2001, and $995.2 million or 55.2 percent as of June 30, 2001. Single-family mortgage loans held in the loan portfolio decreased to $270.0 million as of June 30, 2002, compared to $293.8 million as of March 31, 2002, $321.2 million as of December 31, 2001 and $392.0 million as of June 30, 2001. The decreases were primarily due to early payoffs associated with the current interest rate environment and the change to the mortgage banking model of origination and sale of single-family mortgages.

        Total deposits were $1.84 billion as of June 30, 2002, compared to $1.70 billion as of March 31, 2002, $1.60 billion as of December 31, 2001, and $1.70 billion as of June 30, 2001. The 8.3 percent total deposit growth during this quarter was primarily attributable to a $91.0 million increase in money market accounts and $79.8 million in certificates of deposit, partially offset by $28.9 million decrease in other transactional deposit categories. The increase in certificates of deposit was driven by a sales campaign that was completed during the second quarter 2002, aiming to attract longer-term certificates of deposit. The increase in money market accounts was primarily attributable to short-term deposits of business customers. The balance of money market account deposits may not remain at the same level in the near future due to the short-term nature of these deposits. Total borrowings were $789.1 million as of June 30, 2002, compared to $812.2 million as of March 31, 2002, $914.2 million as of December 31, 2001 and $932.7 million as of June 30, 2001. This decrease in borrowings compared to previous quarters was primarily due to the increase in deposits. Also during this quarter, PNWB purchased $1.5 million of its own outstanding trust preferred securities.

        PNWB's total shareholders' equity was $202.1 million as of June 30, 2002, compared to $199.2 million as of March 31, 2002, $200.5 million as of December 31, 2001, and $186.9 million as of June 30, 2001. Book value per share was $13.30 as of June 30, 2002, compared to $12.90 as of March 31, 2002, $12.86 as of December 31, 2001 and $12.01 as of June 30, 2001. In January 2002, the Board of Directors approved a stock repurchase plan to allow the repurchase of up to five percent of PNWB's outstanding common stock. PNWB repurchased approximately 533,000 shares of its common stock under this repurchase plan in 2002. Total shareholders' equity increased from March 31, 2002 primarily due to net income of $7.9 million, an increase in the estimated fair value of securities available for sale of $5.5 million, partially offset by stock repurchases of $9.3 million and the second quarter cash dividends declared on common stock of $2.1 million.

ASSET QUALITY

        Total non-performing assets were $20.8 million or 0.73 percent of total assets as of June 30, 2002, compared to $22.8 million or 0.83 percent of total assets as of March 31, 2002, $21.9 million or 0.80 percent of total assets as of December 31, 2001, and $27.0 million or 0.95 percent of total assets as of June 30, 2001. The $2.0 million decrease in non-performing assets from last quarter was primarily due to a decrease in non-accrual single-family mortgage loans.

        Management has assessed, and will continue to assess on an on-going basis, the impact of the Pacific Northwest regional economy on the credit risk in the loan portfolio. Currently, management is not aware of any unusually large loan concentrations in industries negatively impacted by the current economy. At this point, delinquency trends and classified loan levels relative to comparable periods do not indicate any material deterioration. Management will continue to closely monitor PNWB's credit quality and focus on identifying potential problem credits and any loss exposure in a timely manner. Industry concentrations and related limits will continue to be subject to on-going assessments.

        PNWB's allowance for losses on loans was $21.9 million or 1.19 percent of loans receivable as of June 30, 2002, compared to $21.1 million or 1.16 percent of loans receivable as of March 31, 2002, $20.1 million or 1.11 percent of loans receivable as of December 31, 2001, and $18.9 million or 1.05 percent of loans receivable as of June 30, 2001. Net charge-offs were $871,000 for the quarter ended June 30, 2002, compared to $724,000 for the quarter ended March 31, 2002, $1.2 million for the quarter ended December 31, 2001 and $787,000 for the quarter ended June 30, 2001. This represented 0.19 percent of average loans receivable on an annualized basis compared to 0.16 percent for last quarter and 0.17 percent for the same quarter one year ago. The allowance for losses on loans is maintained at a level considered sufficient to provide for estimated losses based on the evaluation of known and inherent risks in the loan portfolio and upon management's continuing analysis of factors underlying the quality of the loan portfolio.

        Pacific Northwest Bancorp conducts financial services business through 54 financial centers in western and central Washington through its bank subsidiary, Pacific Northwest Bank. Investment products are available through Pacific Northwest Financial Services, Inc., and insurance products are available through Pacific Northwest Insurance Agency, Inc., both subsidiaries of Pacific Northwest Bank.

        This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing PNWB of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected. The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest rate environments; higher than expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only at the date of this release. PNWB undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents PNWB files from time to time with the Securities and Exchange Commission, including PNWB's annual report on Form 10-K for the year ended December 31, 2001.

PACIFIC NORTHWEST BANCORP AND SUBSIDIARIES
Financial Data (unaudited)
(Dollars in thousands except per share and share amounts)

	Quarter ended			Six months ended
	June 30, 2002	Mar. 31, 2002	June 30, 2001	June 30, 2002	June 30, 2001
FINANCIAL RATIOS:
Return on average assets	1.12%	1.11%	0.69%	1.11%	0.63%
Return on average equity	15.78%	15.06%	10.45%	15.40%	9.79%
Efficiency ratio	57.77%	58.23%	68.98%	58.00%	69.81%
NET INTEREST MARGIN
Total yield on earnings assets	6.86%	7.00%	7.96%	6.93%	8.08%
Total cost of funds	3.03%	3.13%	4.76%	3.08%	5.10%
Net interest spread	3.83%	3.87%	3.20%	3.85%	2.97%
Net interest margin	4.12%	4.26%	3.68%	4.19%	3.48%
ALLOWANCE FOR LOSSES ON LOANS
Balance at beginning of period	$21,099	$20,123	$18,303	$20,123	$17,561
Provision for losses on loans	1,700	1,700	1,400	3,400	2,800
Loans charged off, net of recoveries	(871)	(724)	(787)	(1,595)	(1,445)

Balance at end of period	$21,928	$21,099	$18,916	$21,928	$18,916
Net loan charge-offs (annualized) as a percentage of average loans	0.19%	0.16%	0.17%	0.17%	0.16%
Allowance for losses on loans as a percentage of:
Total loans receivable	1.19%	1.16%	1.05%	1.19%	1.05%
Non-accrual loans	147.37%	125.73%	115.43%	147.37%	115.43%
	June 30, 2002	Mar. 31, 2002	Dec. 31, 2001	June 30, 2001
SHAREHOLDERS' EQUITY
Book value per share	$13.30	$12.90	$12.86	$12.01
Equity to assets	7.07%	7.28%	7.31%	6.58%
Shares outstanding	15,194,143	15,453,581	15,595,204	15,561,329
NON-PERFORMING ASSETS
Non-accrual loans	$14,880	$16,781	$16,088	$16,387
Other real estate	5,873	5,943	5,762	10,565

Total non-performing assets	$20,753	$22,724	$21,850	$26,952
As a percentage of total assets	0.73%	0.83%	0.80%	0.95%

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	June 30, 2002	Mar. 31, 2002	Dec. 31, 2001	June 30, 2001
ASSETS
Cash and due from banks	$69,626	$60,163	$58,625	$66,058
Federal funds sold	31,900	11,455	—	12,550
Securities available for sale	771,853	732,959	757,018	833,623
Net loans receivable	1,815,287	1,803,165	1,788,432	1,775,858
Loans held for sale	23,021	34,277	43,757	43,860
Other real estate	5,873	5,943	5,762	10,565
Premises and equipment	49,448	50,008	50,837	53,593
Intangible assets	17,663	17,889	18,122	19,425
Bank owned life insurance	50,499	—	—	—
Other assets	21,871	21,916	18,955	27,166

Total assets	$2,857,041	$2,737,775	$2,741,508	$2,842,698
LIABILITIES
Non-interest-bearing deposits	$220,267	$263,459	$241,674	$241,662
Interest-bearing deposits	1,622,536	1,437,412	1,363,181	1,461,082

Total deposits	1,842,803	1,700,871	1,604,855	1,702,744
FHLB advances	626,821	647,035	714,526	695,178
Securities sold under agreements to repurchase	114,244	115,629	149,504	186,326
Trust preferred securities	36,000	37,500	37,500	40,000
Other borrowings	12,075	12,077	12,621	11,168
Other liabilities	23,047	25,432	22,016	20,343

Total liabilities	2,654,990	2,538,544	2,541,022	2,655,759
SHAREHOLDERS' EQUITY
Paid in capital	15,213	22,244	26,757	26,745
Retained earnings	182,714	178,365	172,967	164,259
Debt related to ESOP	—	—	(543)	(1,086)
Accumulated other comprehensive gain (loss):	4,124	(1,378)	1,305	(2,979)

Total shareholders' equity	202,051	199,231	200,486	186,939

Total liabilities and shareholders' equity	$2,857,041	$2,737,775	$2,741,508	$2,842,698

CONSOLIDATED STATEMENT OF OPERATIONS

	Quarter ended			Six months ended
	June 30, 2002	Mar. 31, 2002	June 30, 2001	June 30, 2002	June 30, 2001
INTEREST INCOME
Loans receivable	$34,548	$34,509	$39,369	$69,057	$79,104
Securities available for sale	10,391	10,400	13,305	20,791	27,286
Other	67	7	106	74	437

Total interest income	45,006	44,916	52,780	89,922	106,827
INTEREST EXPENSE
Deposits	9,744	8,877	16,123	18,621	34,013
FHLB advances and other borrowings	6,331	6,574	8,285	12,905	17,573
Securities sold under agreements to repurchase	996	1,195	2,869	2,191	7,147
Trust preferred securities	901	926	988	1,827	1,975

Total interest expense	17,972	17,572	28,265	35,544	60,708
Net interest income before provision for losses on loans	27,034	27,344	24,515	54,378	46,119
Provision for losses on loans	1,700	1,700	1,400	3,400	2,800

Net interest income after provision for losses on loans	25,334	25,644	23,115	50,978	43,319
NON-INTEREST INCOME
Service fees	3,281	3,177	2,889	6,458	5,691
Mortgage banking revenue	707	748	518	1,455	971
Investment product fees and insurance commissions	508	328	647	836	1,222
Bank owned life insurance income	499	—	—	499	—
Gain on sale of securities	40	—	446	40	1,144
Gain on sale of partnership	—	—	—	—	574
Other	329	332	610	661	1,150

Total non-interest income	5,364	4,585	5,110	9,949	10,752
NON-INTEREST EXPENSE
Compensation and employee benefits	$9,977	$9,819	$9,663	$19,796	$19,081
General and administrative	4,292	4,265	5,491	8,557	10,026
Occupancy and equipment	3,042	3,121	3,126	6,163	6,102
Data processing	1,397	1,385	1,510	2,782	2,989
Conversion and integration expenses	—	—	434	—	1,290
Severance and employment agreements	—	—	200	—	200
Other real estate owned	8	2	10	10	14

Total non-interest expense	18,716	18,592	20,434	37,308	39,702
Income before federal income taxes	$11,982	$11,637	$7,791	$23,619	$14,369
FEDERAL INCOME TAX EXPENSE	4,070	4,073	2,916	8,143	5,373

NET INCOME	$7,912	$7,564	$4,875	$15,476	$8,996
BASIC NET INCOME PER SHARE	$0.52	$0.49	$0.31	$1.00	$0.58
DILUTED NET INCOME PER SHARE	$0.50	$0.48	$0.31	$0.98	$0.57
Basic weighted average shares outstanding	15,353,873	15,534,568	15,534,482	15,443,721	15,522,934
Diluted weighted average shares outstanding	15,810,228	15,848,757	15,700,087	15,839,619	15,649,557

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PACIFIC NORTHWEST BANCORP ANNOUNCES RECORD EARNINGS FOR THE SECOND CONSECUTIVE QUARTER
PACIFIC NORTHWEST BANCORP AND SUBSIDIARIES Financial Data (unaudited) (Dollars in thousands except per share and share amounts)
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
CONSOLIDATED STATEMENT OF OPERATIONS